Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Scott W. Hamer

President and Chief Executive Officer

(630) 545-0900

COMMUNITY FINANCIAL SHARES, INC.

ANNOUNCES COMPLETION OF RIGHTS OFFERING

March 28, 2013, Glen Ellyn, Illinois — Community Financial Shares, Inc., (the “Company”) (OTCQB: CFIS), the parent company of Community Bank-Wheaton/Glen Ellyn (the “Bank”), announced today it has consummated its previously announced non-transferable rights offering, which expired at 5:00 pm Eastern time on March 22, 2013.

The Company received gross proceeds of approximately $483,121, before expenses, from the stockholder rights offering, which is to be used for general working capital, and will issue 483,121 additional shares of Company common stock in connection with the rights offering.

The Company intends to mail new common shares acquired through the rights offering to registered subscribers within three business days. Stockholders participating in the over-subscription privilege were entitled to purchase the full amount of shares for which they subscribed.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements regarding the purpose, timing, consummation and consequences of the transactions described herein, including the rights offering. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the prospectus for the Rights Offering, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Company’s Quarterly Report for the fiscal quarter ended September 30, 2012 and other filings made with the SEC.

About Community Financial Shares, Inc.

Community Financial Shares, Inc. is a bank holding company, headquartered in Glen Ellyn, Illinois, whose wholly-owned subsidiary, Community Bank-Wheaton/Glen Ellyn, is a state-chartered commercial bank insured by the FDIC. The Bank provides banking services common to the industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, internet banking services including bill payment, Community Investment Center services, and debit cards. The Company’s common stock is quoted on the OTCQB under the symbol “CFIS.” More information can be obtained by visiting CFIS’s web site at www.cbwge.com (which is not a part of this press release).